Pricing Supplement No. 6 Dated February 15, 1996
(To Prospectus and Prospectus Supplement
Dated October 10, 1995)
                                                     Rule 424(b)(3)
                                                     Registration Statement
                                                     No. 33-55945

                 FORD MOTOR CREDIT COMPANY
            Euro Medium-Term Notes Due from 9 Months
               to 30 Years from Date of Issue


     Ford Motor Credit Company ("Ford Credit") has designated Japanese Yen 10,000,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Salomon Brothers International Limited has agreed to purchase the Notes at a price of 100.00% of their principal amount for resale at an initial public offering price of 100.00% of their principal amount. After the initial public offering, the offering price may be changed.


Issue Date:              February 27, 1996.

Principal Amount:        Japanese Yen 10,000,000,000.

Interest Rate:           1.80% per annum


Interest Payment Dates:  The 25th day of March, commencing March 25, 1996.


Maturity Date:           March 25, 1999.

Redemption Price at
  Maturity Date:         100% of Principal Amount.

ISIN:                    XS0064210080

Listing: The Notes will not be listed on the Luxembourg Stock Exchange or any other stock exchange.




                   SALOMON BROTHERS INTERNATIONAL LIMITED